  Exhibit (a)(1)(i)
Offer to Purchase for Cash
Up to 5,000,000 Shares of Class A Common Stock
of
MediaAlpha, Inc.
by
White Mountains Insurance Group, Ltd.
and
WM Hinson (Bermuda) Ltd.
at a purchase price of $10.00 per share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 26, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).
White Mountains Insurance Group, Ltd., an exempted company organized and existing under the laws of Bermuda (“White Mountains”), and WM Hinson (Bermuda) Ltd., an exempted company organized and existing under the laws of Bermuda and wholly owned subsidiary of White Mountains (“WM Hinson” and together with White Mountains, the “Purchasers”, “we”, “us” or “our”), are offering to purchase up to an aggregate of 5,000,000 shares of Class A Common Stock, $0.01 par value per share (each, a “Common Share”), of MediaAlpha, Inc., a Delaware corporation (the “Company”), at a price of $10.00 per Common Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). If the Purchasers accept any Common Shares for purchase pursuant to the Offer, WM Hinson will purchase all such accepted Common Shares.
Promptly following the Expiration Date, WM Hinson will, upon the terms and subject to the conditions of the Offer, pay for the Common Shares properly tendered and not properly withdrawn in the Offer at a price of $10.00 per Common Share in cash, less any applicable withholding taxes and without interest. If more than 5,000,000 Common Shares are properly tendered and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase those Common Shares on a pro rata basis as described herein. Any Common Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Common Shares sought in the Offer, subject to applicable law. See Section 1 and Section 2.
As of April 30, 2023, according to the Company, there were 44,640,155 Common Shares outstanding and 18,885,493 shares of the Company’s Class B Common Stock, $0.01 per share (the “Class B Common Shares”, and, together with the Common Shares, the “Shares”), outstanding. We are not offering, as part of the Offer, to purchase any Class B Common Shares, and tenders of Class B Common Shares will not be accepted. See Section 3. White Mountains Investments (as defined herein), an affiliate of White Mountains, together with Steven Yi (the Company’s Chief Executive Officer), OBF Investments, LLC, Eugene Nonko (the Company’s Chief Technology Officer), Insignia (as defined herein), Ambrose Wang (collectively, the “Stockholders’ Agreement Parties”) and the Company, is party to the Stockholders’ Agreement (as defined herein) pursuant to which, among other things, the Stockholders’ Agreement Parties have agreed to vote their respective Shares in favor of the nominees for election to the board of directors of the Company that are proposed by the other Stockholders’ Agreement Parties. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase the full 5,000,000 Common Shares we are offering to purchase in the Offer, those Common Shares would represent approximately 11.20% of the issued and outstanding Common Shares and approximately 7.87% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 34.54% of the issued and outstanding Shares, and, if we transfer such purchased Common

Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 67.10% of the issued and outstanding Shares. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase 2,500,000 Common Shares, the number of Common Shares required to be properly tendered and not properly withdrawn to satisfy the Minimum Tender Condition (as defined herein), those Common Shares would represent approximately 5.60% of the issued and outstanding Common Shares and approximately 3.94% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 30.60% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 63.16% of the issued and outstanding Shares. The completion of the Offer would result in the aggregate voting power of White Mountains increasing; however, the Offer will not result in new control rights for the Purchasers or the Stockholders’ Agreement Parties beyond those set forth in the Stockholders’ Agreement, as further described below. See Section 2 and Section 10.
In addition, based on the Company’s proxy statement, filed on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on April 5, 2023, of the 44,268,656 Common Shares outstanding as of March 24, 2023, approximately 56.48% are held by investors that are not affiliates of White Mountains or the Company, which we refer to as the “public float”. The effect of the Offer, if completed, will be to reduce the public float of the Company. Accordingly, as a result of the Offer, trading in the Company’s shares may be reduced, there may be fewer investors making a market in the Common Shares and the overall liquidity of the Common Shares may be adversely impacted.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING. THE OFFER IS SUBJECT TO THE SATISFACTION OF THE “MINIMUM TENDER CONDITION” AND CERTAIN OTHER CONDITIONS. SEE SECTION 6.
The Common Shares are listed and traded on The New York Stock Exchange (the “NYSE”) under the symbol “MAX”. On May 25, 2023, the last full trading day prior to the commencement of the Offer, the last reported sale price for the Common Shares was $7.60 per Common Share. Stockholders are urged to obtain current market quotations for the Common Shares before deciding whether to tender their Common Shares. See Section 7.
NONE OF THE PURCHASERS OR ANY OF THEIR DIRECTORS, OFFICERS OR AFFILIATES (COLLECTIVELY, THE “WHITE MOUNTAINS PERSONS”), D.F. KING & CO., INC. (THE “INFORMATION AGENT”), COMPUTERSHARE TRUST COMPANY, N.A. (THE “DEPOSITARY”), OR J.P. MORGAN SECURITIES LLC (THE “DEALER MANAGER”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR COMMON SHARES. NONE OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND CAREFULLY READ AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Dealer Manager for the Offer is:
J.P. Morgan
Offer to Purchase dated May 26, 2023

IMPORTANT
If you want to tender all or part of your Common Shares, you must complete all related requirements before the Offer expires at one minute following 11:59 p.m., New York City time, on Monday, June 26, 2023 (unless the Offer is extended or terminated), or timely comply with the guaranteed delivery procedures described herein. To tender your Common Shares:
•
If your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Common Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

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If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Common Shares according to the procedure for book-entry transfer described in Section 3.

•
If you hold certificates registered in your own name or your shares are held in book-entry form on the records of the Depositary, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Common Shares and any other documents required by the Letter of Transmittal, to the Depositary.

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If you are a holder of Class B Common Shares, you may exchange your Class B Common Shares and tender any Common Shares issued upon such exercise. You must exchange your Class B Common Shares in accordance with the Exchange Agreement (as defined herein) to receive your Common Shares in order to tender them in the Offer.

•
If you are a holder of Common Shares that were issued upon the vesting of any restricted stock units of the Company (“RSU”), you may tender such Common Shares in the Offer in accordance with the applicable procedure for tendering Common Shares.

If you want to tender your Common Shares, but: (a) the certificates for your Common Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date; you can still tender your Common Shares if you timely comply with the guaranteed delivery procedures described in Section 3.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Common Shares residing in that jurisdiction. In making the Offer, we will comply with the requirements of Rule 14d-10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.
NONE OF THE WHITE MOUNTAINS PERSONS, THE INFORMATION AGENT, THE DEPOSITARY OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR COMMON SHARES. NONE OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND CAREFULLY READ AND EVALUATE THE INFORMATION IN THIS OFFER TO

PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY THE PURCHASERS, THE INFORMATION AGENT, THE DEPOSITARY OR THE DEALER MANAGER.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN THE AFFAIRS OF US OR THE COMPANY SINCE SUCH DATES.

i

SUMMARY TERM SHEET
Securities Sought:	Up to 5,000,000 shares of Class A Common Stock, $0.01 par value per share (each, a “Common Share”), of MediaAlpha, Inc., a Delaware corporation (the “Company”). See “Introduction” and Section 1.
Price Offered Per Common Share:	$10.00 per Common Share (the “Purchase Price”), net to the seller in cash, less any applicable tax withholding and without interest. See “Introduction” and Section 5.
Scheduled Expiration Date:	One minute following 11:59 p.m., New York City time, on Monday, June 26, 2023, unless the Offer is extended or terminated (such date and time, as they may be extended, the “Expiration Date”). See Section 1 and Section 13.
Purchasers:	White Mountains Insurance Group, Ltd., an exempted company organized and existing under the laws of Bermuda, and WM Hinson (Bermuda) Ltd., an exempted company organized and existing under the laws of Bermuda and wholly owned subsidiary of White Mountains Insurance Group, Ltd. See Section 10.
We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to carefully read this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase my Common Shares?
White Mountains Insurance Group, Ltd., an exempted company organized and existing under the laws of Bermuda (“White Mountains”), and WM Hinson (Bermuda) Ltd., an exempted company organized and existing under the laws of Bermuda and wholly owned subsidiary of White Mountains (“WM Hinson” and, together with White Mountains, the “Purchasers”, “we”, “us” or “our”), are offering to purchase up to an aggregate of 5,000,000 Common Shares at the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). If the Purchasers accept any Common Shares for purchase pursuant to the Offer, WM Hinson will purchase all such accepted Common Shares.
The Purchasers beneficially own an aggregate of 16,939,998 Common Shares as of the date of this Offer to Purchase and no Class B Common Shares, or approximately 26.67% of the 63,525,648 issued and outstanding Shares as of April 30, 2023, according to the Company. White Mountains directly owns 900,000 Common Shares and White Mountains Investments directly owns the remaining 16,039,998 Common Shares.
What is the purpose of the Offer?
We are making this Offer because we believe the Company’s Common Shares represent an attractive investment. The Offer is not made for the purpose of acquiring or influencing control of the business of the Company. The Company is a “controlled company” under the rules of the NYSE, and following the Offer, our affiliate will continue to have certain control rights over the Company as provided in the Stockholders’ Agreement (as defined herein) described in Sections 2 and 10.
White Mountains Investments (as defined herein), an affiliate of White Mountains, together with Steven Yi (the Company’s Chief Executive Officer), OBF Investments, LLC, Eugene Nonko (the Company’s Chief Technology Officer), Insignia (as defined herein), Ambrose Wang (collectively, the “Stockholders’ Agreement Parties”) and the Company, is party to the Stockholders’ Agreement (as defined herein) pursuant to which, among other things, the Stockholders’ Agreement Parties have agreed to vote their respective

Shares in favor of the nominees for election to the board of directors of the Company that are proposed by the other Stockholders’ Agreement Parties. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase the full 5,000,000 Common Shares we are offering to purchase in the Offer, those Common Shares would represent approximately 11.20% of the issued and outstanding Common Shares and approximately 7.87% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 34.54% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 67.10% of the issued and outstanding Shares. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase 2,500,000 Common Shares, the number of Common Shares required to be properly tendered and not properly withdrawn to satisfy the Minimum Tender Condition (as defined herein), those Common Shares would represent approximately 5.60% of the issued and outstanding Common Shares and approximately 3.94% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 30.60% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 63.16% of the issued and outstanding Shares. The completion of the Offer would result in the aggregate voting power of White Mountains increasing; however, the Offer will not result in new control rights for the Purchasers or the Stockholders’ Agreement Parties beyond those set forth in the Stockholders’ Agreement, as further described below. See Section 2 and Section 10.
Do you recommend that I tender?
None of the Purchasers or any of their directors, officers or affiliates (collectively, the “White Mountains Persons”), the Depositary, the Information Agent or the Dealer Manager makes any recommendation as to whether you should tender or not tender your Common Shares. You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. We recommend you consult your own financial and tax advisors, and carefully read and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, before taking any action with respect to the Offer.
What will be the purchase price for the Common Shares and what will be the form of payment?
The purchase price for the Common Shares will be $10.00 per share. If your Common Shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price. See Section 1 and Section 5.
How was the purchase price of the Offer determined?
We determined the Purchase Price based on our assessment of the Company’s performance and valuation and advice from our professional advisors.
None of the White Mountains Persons, the Depositary, the Information Agent, or the Dealer Manager makes any representation regarding the fair value of the Common Shares. The actual value and trading price of the Company’s Common Shares on the NYSE may be lower or higher than the Purchase Price. Stockholders are urged to obtain current market quotations for the Common Shares before deciding whether to tender their Common Shares. You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. In doing so, you should consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal.
How will you pay for the Common Shares?
Assuming the maximum number of 5,000,000 Common Shares are purchased in the Offer, the aggregate purchase price would be $50 million. We intend to pay for the Common Shares and all fees and expenses applicable to the Offer with our available cash. White Mountains has sufficient cash on hand to fund the aggregate purchase price of the Offer, including all fees and expenses. See Section 8.

How long do I have to tender my Common Shares?
You may tender your Common Shares until the Offer expires. The Offer will expire at one minute following 11:59 p.m., New York City time, on Monday, June 26, 2023, unless we extend or terminate the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 13.
If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, it may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See Section 3.
If you want to tender your Common Shares, but: (a) the certificates for your Common Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date; you can still tender your Common Shares if you timely comply with the guaranteed delivery procedures described in Section 3.
What happens if stockholders tender more Common Shares than you are offering to purchase?
If stockholders tender more Common Shares than the number of Common Shares that we are offering to purchase, we will, upon the terms and subject to the conditions of the Offer, purchase Common Shares on a pro rata basis. This means that we will purchase from you a number of Common Shares calculated by multiplying the number of Common Shares you properly tendered by a proration factor.
We or the Depositary will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Common Shares will be based on the ratio of the number of Common Shares properly tendered and not properly withdrawn by such stockholder to the total number of Common Shares properly tendered and not properly withdrawn by all stockholders, subject to adjustment to avoid the purchase of fractional Common Shares. See Section 1.
If you prorate, when will I know how many Common Shares will actually be purchased?
If proration of tendered Common Shares is required, we or the Depositary will determine the proration percentage as soon as practicable after the Expiration Date, and we will announce the results of proration by press release. Holders of Common Shares may also obtain this proration information from the Information Agent, at its telephone number set forth on the back cover of this Offer to Purchase.
Can the Offer be extended, amended or terminated, and if so, under what circumstances?
Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Common Shares that have been tendered. See Section 13. We can terminate the Offer under certain circumstances. See Section 6.
How will I be notified if you extend the Offer or amend the terms of the Offer?
If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 13. If we extend the Offer, you may withdraw your Common Shares until the Expiration Date, as extended.
Are there any conditions to the Offer?
Yes. We will not be obligated to accept for payment and pay for your tendered Common Shares if, in our reasonable judgment, any of the following conditions applies and is not waived on or prior to the Expiration Date:
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less than 2,500,000 Common Shares have been properly tendered and not properly withdrawn prior to the Expiration Date (the “Minimum Tender Condition”);

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the waiting period applicable to the purchase of Common Shares pursuant to the Offer under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has not expired or been terminated;

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there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, to us or any of our affiliates, or to the Company or any of its subsidiaries, including any settlement by any court government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly: (i) make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) make the acceptance for payment of, or payment for, some or all of the Common Shares illegal or otherwise restrict or prohibit consummation of the Offer, delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Common Shares to be purchased pursuant to the Offer; or does or could materially and adversely affect the Company’s or its subsidiaries’ or its affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Common Shares pursuant to the Offer;

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there has occurred any of the following:

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any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

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the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, European Union or Bermuda, whether or not mandatory;

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the commencement, material escalation or worsening threat on or after May 26, 2023 of a war, armed hostilities, a national or international calamity, a nuclear, chemical, biological or cyber incident or attack or any other event with similar impact, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, including with respect to the novel coronavirus (“COVID-19”) pandemic, to the extent that there is any material adverse development related thereto on or after the May 26, 2023, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic, which in our reasonable judgment is or may be materially adverse to us, our affiliates, the Company or its subsidiaries, or any other international or national crisis directly or indirectly involving the United States, the European Union or Bermuda;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States, the European Union or Bermuda;

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any change in the general political, market, economic or financial conditions, domestically or internationally, that we reasonably determine does or could materially and adversely affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries’ or its affiliates’ business or the trading in the Common Shares or otherwise materially impair the contemplated future conduct of the business of the Company or any of its principal subsidiaries or materially impair the benefits of the Offer to us;

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in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material escalation, acceleration or worsening thereof;

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we learn that any change or changes have occurred or are threatened in writing in the Company’s or its subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on the Company or any of its subsidiaries or affiliates or the benefits of the Offer to us; or

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any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion;

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there has occurred any decline of more than 10% in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Composite Index, NASDAQ Composite Index or the Standard and Poor’s 500 Index, as measured in each case from the close of business on May 25, 2023;

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after May 26, 2023, any other change, event or development has occurred or has been threatened or is reasonably anticipated by the Company that we reasonably determine does or could materially and adversely affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries or otherwise materially impair the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the benefit of the Offer to us;

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any person, entity or group (other than the Purchasers) has filed a Notification and Report Form under the HSR Act, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or a material portion of their respective assets or securities;

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after May 26, 2023, any tender or exchange offer with respect to the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries, has been proposed, announced or made by any person or entity; or

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we reasonably determine that the purchase of Common Shares pursuant to the Offer will cause either the Common Shares to be (i) held of record by less than 300 persons (if not already the case); (ii) delisted from the NYSE or (iii) eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, please see Section 6.
Is the Offer subject to any financing condition?
No. There is no financing condition to the Offer.
How do I tender my Common Shares?
If you want to tender all or part of your Common Shares, you must complete all related requirements before one minute following 11:59 p.m., New York City time, on Monday, June 26, 2023, or any later time and date to which the Offer may be extended, or timely comply with the guaranteed delivery procedure described herein. To tender your Common Shares:
•
If your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Common Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

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If you are an institution participating in the Book-Entry Transfer Facility, tender your Common Shares according to the procedure for book-entry transfer described in Section 3.

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If you hold certificates registered in your own name or your shares are held in book-entry form on the records of the Depositary, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Common Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover of this Offer to Purchase.

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If you are a holder of Class B Common Shares, you may exchange your Class B Common Shares and tender any Common Shares issued upon such exercise. You must exchange your Class B Common

Shares in accordance with the Exchange Agreement (as defined herein) to receive your Common Shares in order to tender them in the Offer.
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If you are a holder of Common Shares that were issued upon the vesting of any restricted units of the Company (“RSU”), you may tender such Common Shares in the Offer in accordance with the applicable procedure for tendering Common Shares.

If you want to tender your Common Shares, but: (a) the certificates for your Common Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date; you can still tender your Common Shares if you timely comply with the guaranteed delivery procedures described in Section 3.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Common Shares residing in that jurisdiction. In making the Offer, we will comply with the requirements of Rule 14d-10 under the Exchange Act.
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
May I tender only a portion of the Common Shares that I hold?
Yes. You do not have to tender all or any minimum number of the Common Shares that you own to participate in the Offer.
Once I have tendered Common Shares in the Offer, may I withdraw my tendered Common Shares?
Yes. You may withdraw any Common Shares you have tendered at any time before one minute following 11:59 p.m., New York City time, on Monday, June 26, 2023, or any later Expiration Date, if the Offer is extended. If after one minute following 11:59 p.m., New York City time, on Monday, July 24, 2023 we have not accepted for payment the Common Shares you have tendered to us, you may also withdraw your Common Shares at any time thereafter. See Section 4.
How do I withdraw Common Shares I previously tendered?
To properly withdraw Common Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn. Some additional requirements apply if the certificates for Common Shares to be withdrawn have been delivered to the Depositary or if your Common Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.
Do you have the financial resources to pay for 5,000,000 Common Shares?
Yes. The total amount of funds required by us to purchase 5,000,000 Common Shares pursuant to the Offer at the Purchase Price is $50 million. We intend to pay for the Common Shares and all fees and expenses applicable to the Offer with our available cash. White Mountains has sufficient cash on hand to fund the aggregate purchase price of the Offer, including all fees and expenses. See Section 8.
Have any stockholders already agreed to tender their Common Shares in the Offer or to otherwise support the Offer?
No. No stockholder has entered into an agreement requiring them to tender their Common Shares in the Offer or to otherwise support the Offer.

If I decide not to tender, how will the Offer affect my Common Shares?
Stockholders who choose not to tender their Common Shares will continue to hold their Common Shares following the completion of Offer. The purchase of Common Shares pursuant to the Offer may reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Common Shares. The Stockholders’ Agreement Parties have agreed to vote their respective Shares in favor of the nominees for election to the board of directors of the Company that are proposed by the other Stockholders’ Agreement Parties. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase the full 5,000,000 Common Shares we are offering to purchase in the Offer, those Common Shares would represent approximately 11.20% of the issued and outstanding Common Shares and approximately 7.87% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 34.54% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 67.10% of the issued and outstanding Shares. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase 2,500,000 Common Shares, the number of Common Shares required to be properly tendered and not properly withdrawn to satisfy the Minimum Tender Condition (as defined herein), those Common Shares would represent approximately 5.60% of the issued and outstanding Common Shares and approximately 3.94% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 30.60% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 63.16% of the issued and outstanding Shares. The completion of the Offer would result in the aggregate voting power of White Mountains increasing; however, the Offer will not result in new control rights for the Purchasers or the Stockholders’ Agreement Parties beyond those set forth in the Stockholders’ Agreement, as further described below. See Section 2 and Section 10.
In addition, based on the Company’s proxy statement, filed on Schedule 14A with the SEC on April 5, 2023 (the “Proxy Statement”), of the 44,268,656 Common Shares outstanding as of March 24, 2023, approximately 56.48% are held by investors that are not affiliates of White Mountains or the Company, which we refer to as the “public float”. The effect of the Offer, if completed, will be to reduce the public float of the Company. Accordingly, as a result of the Offer, trading in the Company’s shares may be reduced, there may be fewer investors making a market in the Common Shares and the overall liquidity of the Common Shares may be adversely impacted.
When and how will you pay me for the Common Shares I tender?
Promptly after the Expiration Date, we will pay the Purchase Price to the sellers, in cash, less applicable withholding taxes and without interest, for all Common Shares we purchase in the Offer. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Common Shares until after the expiration of the period for delivery of Common Shares tendered using the guaranteed delivery procedures. We will pay for the Common Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Common Shares accepted for payment. See Section 1 and Section 5.
If I am a holder of RSUs, how do I participate in the Offer?
We are not offering, as part of the Offer, to purchase any RSUs or any other equity awards that have not yet vested, and tenders of such equity awards will not be accepted. However, holders of Common Shares that were issued upon the vesting of RSUs may tender such Common Shares in the Offer in accordance with the applicable procedure for tendering Common Shares. See Section 3.
What is the recent market price of my Common Shares?
On May 25, 2023, the last full trading day before the commencement of the Offer, the last reported sale price for the Common Shares on the NYSE was $7.60 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether and at what price or prices to tender your Common Shares. See Section 7.
Will I have to pay brokerage commissions if I tender my Common Shares?
If you are a registered stockholder and you tender your Common Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Common Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See Section 3.
Will I have to pay stock transfer tax if I tender my Common Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Common Shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Common Shares, then stock transfer taxes may apply. See Section 5.
What are the U.S. federal income tax consequences if I tender my Common Shares?
Generally, if you are a U.S. Holder (as defined herein), your receipt of cash from us in exchange for the Common Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Common Shares will generally be treated for U.S. federal income tax purposes as consideration received in respect of a sale, resulting in gain or loss. If you are a non-U.S. Holder (as defined herein), your receipt of cash from us in exchange for the Common Shares you tender will generally not be a taxable transaction for U.S. federal income tax purposes except under certain circumstances as discussed in Section 12.
See Section 12 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.
Whom should I contact with questions about the Offer?
The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is D.F. King & Co., Inc. and the Dealer Manager is J.P. Morgan Securities LLC. Their contact information is set forth below.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll Free: (877) 896-3199
Banks and Brokers Call: (212) 269-5550
Email: max@dfking.com
J.P. Morgan
J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179
Direct: (212) 622-4401
Toll Free: (877) 371-5947

FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the other tender offer documents delivered to you or filed by the Purchasers contain certain forward-looking statements and therefore are subject to risks and uncertainties. These forward-looking statements generally are identified by the words “believe”, “project”, “expect”, “anticipate”, “estimate”, “intend”, “strategy”, “future”, “opportunity”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result”, and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Offer to Purchase or the other tender offer documents delivered to you or filed by the Purchasers. You should carefully consider these and other uncertainties described in the Offer to Purchase and the other tender offer documents that have been or will be delivered to you or filed by the Purchasers with the SEC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements. The Purchasers do not give any assurance that they will achieve their expectations. The inclusion of any statement in the Offer to Purchase or any other tender offer documents delivered to you or filed by the Purchasers does not constitute an admission by the Purchasers or any other person that the events or circumstances described in such statement are material.
You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

INTRODUCTION
To the Holders of Common Shares of the Company:
White Mountains Insurance Group, Ltd., an exempted company organized and existing under the laws of Bermuda (“White Mountains”), and WM Hinson (Bermuda) Ltd., an exempted company organized and existing under the laws of Bermuda and wholly owned subsidiary of White Mountains (“WM Hinson” and together with White Mountains, the “Purchasers”, “we”, “us” or “our”), are offering to purchase up to an aggregate of 5,000,000 shares of Class A Common Stock, $0.01 par value per share (each, a “Common Share”), of MediaAlpha, Inc., a Delaware corporation (the “Company”), at a price of $10.00 per Common Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). If the Purchasers accept any Common Shares for purchase pursuant to the Offer, WM Hinson will purchase all such accepted Common Shares.
The term “Expiration Date” means one minute following 11:59 p.m., New York City time, on Monday, June 26, 2023, unless and until we, in our sole discretion, shall have extended or terminated the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.
Promptly following the Expiration Date, WM Hinson will, upon the terms and subject to the conditions of the Offer, pay for the Common Shares properly tendered and not properly withdrawn in the Offer at $10.00 per Common Share in cash, less any applicable withholding taxes and without interest. If more than 5,000,000 Common Shares are properly tendered and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase those Common Shares on a pro rata basis as described herein. Any Common Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Common Shares sought in the Offer, subject to applicable law. See Section 1 and Section 2.
If you are a holder of shares of the Company’s Class B Common Stock, $0.01 per share (the “Class B Common Shares”; together with the Common Shares, the “Shares”), you may exchange your Class B Common Shares and tender any Common Shares issued upon such exercise. You must exchange your Class B Common Shares in accordance the Exchange Agreement, dated as of October 27, 2020 (the “Exchange Agreement”), among the Company, QL Holdings LLC, Guilford Holdings, Inc. and the holders of Class B Common Shares, to receive your Common Shares in order to tender them in the Offer.
We are not offering, as part of the Offer, to purchase any restricted stock units of the Company (“RSUs”) or any other equity awards that have not yet vested, and tenders of such equity awards will not be accepted. However, holders of Common Shares that were issued upon the vesting of RSUs may tender such Common Shares in the Offer in accordance with the applicable procedure for tendering Common Shares. See Section 3
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO THE SATISFACTION OF THE “MINIMUM TENDER CONDITION” AND TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.
NONE OF THE PURCHASERS OR ANY OF THEIR DIRECTORS, OFFICERS OR AFFILIATES (COLLECTIVELY, THE “WHITE MOUNTAINS PERSONS”), THE INFORMATION AGENT, THE DEPOSITARY, OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR COMMON SHARES. NONE OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND CAREFULLY READ AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.

We will pay reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary, subject to our agreements with the Information Agent and the Depositary. See Section 14.
According to the Company’s Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2023, (1) as of April 30, 2023, the Company had 44,640,155 issued and outstanding Common Shares and 18,885,493 issued and outstanding Class B Common Shares and (2) as of March 31, 2023, the Company had 6,354,505 RSUs awarded under the Company’s 2020 Omnibus Incentive Plan, each representing a right to receive one share of Common Shares upon vesting.
White Mountains Investments (as defined herein), an affiliate of White Mountains, together with Steven Yi (the Company’s Chief Executive Officer), OBF Investments, LLC, Eugene Nonko (the Company’s Chief Technology Officer), Insignia (as defined herein), Ambrose Wang (collectively, the “Stockholders’ Agreement Parties”) and the Company, is party to the Stockholders’ Agreement (as defined herein) pursuant to which, among other things, the Stockholders’ Agreement Parties have agreed to vote their respective Shares in favor of the nominees for election to the board of directors of the Company that are proposed by the other Stockholders’ Agreement Parties. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase the full 5,000,000 Common Shares we are offering to purchase in the Offer, those Common Shares would represent approximately 11.20% of the issued and outstanding Common Shares and approximately 7.87% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 34.54% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 67.10% of the issued and outstanding Shares. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase 2,500,000 Common Shares, the number of Common Shares required to be properly tendered and not properly withdrawn to satisfy the Minimum Tender Condition (as defined herein), those Common Shares would represent approximately 5.60% of the issued and outstanding Common Shares and approximately 3.94% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 30.60% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 63.16% of the issued and outstanding Shares. The completion of the Offer would result in the aggregate voting power of White Mountains increasing; however, the Offer will not result in new control rights for the Purchasers or the Stockholders’ Agreement Parties beyond those set forth in the Stockholders’ Agreement, as further described below. See Section 2 and Section 10.
In addition, based on the Company’s Proxy Statement, of the 44,268,656 Common Shares outstanding as of March 24, 2023, approximately 56.48% are held by investors that are not affiliates of White Mountains or the Company, which we refer to as the “public float”. The effect of the Offer, if completed, will be to reduce the public float of the Company. Accordingly, as a result of the Offer, trading in the Company’s shares may be reduced, there may be fewer investors making a market in the Common Shares and the overall liquidity of the Common Shares may be adversely impacted.
The Common Shares are listed and traded on the NYSE under the symbol “MAX”. On May 25, 2023, the last full trading day prior to the commencement of the Offer, the last reported sale price for the Common Shares was $7.60 per Common Share. Stockholders are urged to obtain current market quotations for the Common Shares before deciding whether and at what price or prices to tender their Common Shares. See Section 7.

THE OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 5,000,000 Common Shares at the Purchase Price of $10.00 per Common Share, net to the seller in cash, less any applicable withholding taxes and without interest. Upon the terms and subject to the conditions of the Offer (including the Minimum Tender Condition (as defined herein)), if fewer than 5,000,000 Common Shares are properly tendered and not properly withdrawn, we will buy all Common Shares properly tendered and not properly withdrawn.
The term “Expiration Date” means one minute following 11:59 p.m., New York City time, on Monday, June 26, 2023, unless and until we, in our sole discretion, shall have extended or terminated the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended or terminated by us, shall expire. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.
We do not currently expect there will be a subsequent offering period.
If more than 5,000,000 Common Shares are properly tendered and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase those Common Shares on a pro rata basis as described herein. Any Common Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date.
Although we do not expect that we will be able to announce the final proration factor until at least two business days after expiration of the period to complete tenders made by guaranteed delivery, we will announce preliminary results of proration by press release promptly after the Expiration Date.
We reserve the right, in our sole discretion, to change the per Common Share purchase price and to increase or decrease the number of Common Shares sought in the Offer, subject to applicable law. See Section 13.
Except as described herein, the proration period and withdrawal rights also expire on the Expiration Date.
The Offer is not conditioned on the receipt of financing. The Offer is, however, subject to the satisfaction of the “Minimum Tender Condition” and to certain other conditions. See Section 6.
Proration.   On the terms and subject to the conditions of the Offer, if more than 5,000,000 Common Shares have been properly tendered and not properly withdrawn before the Expiration Date, we will purchase 5,000,000 of such Common Shares (or such greater amount as we may elect to purchase, subject to applicable law) on a pro rata basis with appropriate adjustment to avoid purchases of fractional Common Shares. If proration of tendered Common Shares is required, we or the Depositary will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Common Shares will be based on the ratio of the number of Common Shares properly tendered and not properly withdrawn by such stockholder to the total number of Common Shares properly tendered and not properly withdrawn by all stockholders, subject to the adjustment to avoid the purchase of fractional Common Shares. Because of the difficulty in determining the number of Common Shares properly tendered and not properly withdrawn and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Common Shares purchased pursuant to the Offer until after the expiration of the period for delivery of Common Shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from Information Agent and also may be able to obtain the information from their brokers.
The Letter of Transmittal affords each stockholder who tenders Common Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Common Shares tendered are to be purchased in the event of proration.

We have requested the Company’s list of holders of Common Shares and security position listings for the purpose of disseminating the Offer to holders of Common Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Common Shares whose names appear on the Company’s list of holders of Common Shares and will be furnished, for subsequent transmittal to beneficial owners of Common Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the Company’s list of holders of Common Shares or, if applicable, who are listed as participants in a clearing agency’s security position listing.
For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time.
2.
Purpose of the Offer; Certain Effects of the Offer; Plans for the Company.

Purpose of the Offer.   We are making this Offer because we believe the Company’s Common Shares represent an attractive investment. The Offer is not made for the purpose of acquiring or influencing control of the business of the Company. The Company is a “controlled company” under the rules of the NYSE, and following the Offer, our affiliate will continue to have certain control rights over the Company as provided in the Stockholders’ Agreement (as defined herein) described in this Section 2 and Section 10.
None of the White Mountains Persons, the Depositary, the Information Agent, or the Dealer Manager makes any recommendation as to whether you should tender or not tender your Common Shares. You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. We recommend you consult your own financial and tax advisors, and carefully read and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, before taking any action with respect to the Offer.
Certain Effects of the Offer.   If we complete the Offer, stockholders who do not participate in the Offer will continue to bear the risks associated with owning the Common Shares. Stockholders may be able to sell non-tendered Common Shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell any Common Shares in the future.
The purchase of Common Shares pursuant to the Offer may reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Common Shares.
The Stockholders’ Agreement Parties have agreed to vote their respective Shares in favor of the nominees for election to the board of directors of the Company that are proposed by the other Stockholders’ Agreement Parties. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase the full 5,000,000 Common Shares we are offering to purchase in the Offer, those Common Shares would represent approximately 11.20% of the issued and outstanding Common Shares and approximately 7.87% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 34.54% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 67.10% of the issued and outstanding Shares. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase 2,500,000 Common Shares, the number of Common Shares required to be properly tendered and not properly withdrawn to satisfy the Minimum Tender Condition, those Common Shares would represent approximately 5.60% of the issued and outstanding Common Shares and approximately 3.94% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 30.60% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 63.16% of the issued and outstanding Shares. The completion of the Offer would result in the aggregate voting power of White Mountains increasing; however, the Offer will not result in new control rights for the Purchasers or the Stockholders’ Agreement Parties beyond those set forth in the Stockholders’ Agreement, as further described below. See Section 10.
In addition, based on the Company’s Proxy Statement, of the 44,268,656 Common Shares outstanding as of March 24, 2023, approximately 56.48% are held by investors that are not affiliates of White Mountains or the Company, which we refer to as the “public float”. The effect of the Offer, if completed, will be to reduce the public float of the Company. Accordingly, as a result of the Offer, trading in the Company’s shares may be reduced, there may be fewer investors making a market in the Common Shares and the overall liquidity of the Common Shares may be adversely impacted.
Plans for the Company.   The Purchasers, including other subsidiaries of White Mountains that may from time to time hold shares of the Company and including through their affiliates, intend to review their investment in the Company on a continuing basis and, from time to time, may take actions with respect to such investment or the Company, including communicating with the Company’s board of directors, members of management or other securityholders of the Company, or other third parties from time to time, taking steps to implement a course of action regarding such investment or the Company, including, without limitation, engaging advisors, including legal, financial, regulatory, technical or industry advisors, to assist in any such review, and evaluating strategic alternatives as they may become available. Such discussions and other actions may relate to or result in, subject to the terms and conditions of the agreements described in Section 10 to which the Purchasers are a party, various alternative courses of action regarding such investment or the Company, including, without limitation, one or more of the actions described in subsections (1) through (10) of Item 1006(c) of Regulation M-A or subsections (a) through (j) of Item 4 of Schedule 13D.
Such discussions and actions may be preliminary and exploratory in nature, and not rise to the level of a plan or proposal. Subject to the terms and conditions of the agreements described herein to which the Purchasers are a party, the Purchasers or their affiliates may, in the future, seek to make additional investments in the Company and its subsidiaries, including the acquisition of additional Common Shares and/or other equity, debt or other financial instruments related to the Company or the Common Shares (which may include rights or securities exercisable or convertible into securities of the Company), and/or sell or otherwise dispose of some or all of such Company securities or financial instruments (which may include transfers to such Purchaser’s affiliates) from time to time, in each case, in open market or private transactions, block sales or otherwise. Any transaction that any of the Purchasers or their affiliates may pursue, subject to the terms and conditions of the agreements described herein to which the Purchasers are a party, may be made at any time and from time to time without prior notice and will depend on a variety of factors, including, without limitation, the price and availability of the Company’s securities or other financial instruments, the Purchasers’ or such affiliates’ trading and investment strategies, subsequent developments affecting the Company, the Company’s business, financial position, prospects and strategic direction, actions taken by the Company’s board of directors, other investment and business opportunities available to such Purchasers and their affiliates, general industry and economic conditions, the securities and insurance markets in general, tax considerations and other factors deemed relevant by such Purchasers and such affiliates.
Under the Stockholders’ Agreement, White Mountains, through its affiliate White Mountains Investments, is entitled to designate two individuals for nomination to the Company’s board of directors, and the other Stockholders’ Agreement Parties have agreed to vote their Shares in favor of such designees. White Mountains Investments has agreed in the Stockholders’ Agreement to vote for the nominees of the other Stockholders’ Agreement Parties. See Section 10. As of the date on the cover page of this Offer to Purchase, Christopher Delehanty, the Head of Corporate Development / M&A of White Mountains, and Jennifer Moyer, Chief Administrative Officer of White Mountains, are our designees on the Company’s board of directors. Mr. Delehanty and Ms. Moyer may engage in discussions with the Company and the Company’s management, other members of the Company’s board of directors, other stockholders of the Company and other interested parties that relate to the business, management, operations (including cost structure), assets, capitalization, financial condition, strategic plans, governance and board composition and the future of the Company. Mr. Yi is a member of the board of directors of White Mountains, the Chief Executive Officer of the Company and a member of the Company’s board of directors. As Chief Executive Officer of the Company, Mr. Yi manages the business of the Company, including operations and strategic plans, subject to oversight by the Company’s board of directors. See Section 10.
Except as disclosed in this Offer to Purchase, neither the Purchasers nor, to the knowledge of the Purchasers, after reasonable inquiry, any of the individuals listed on Annex A, have any present plans or proposals to take any actions described in subsections (1) through (7) of Item 1006(c) of Regulation M-A or subsections (a) through (j) of Item 4 of Schedule 13D.

3.
Procedures for Tendering Common Shares.

Proper Tender of Common Shares.   For Common Shares to be properly tendered pursuant to the Offer, the certificates for such Common Shares (or confirmation of receipt of such Common Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined herein), and any other documents required by the Letter of Transmittal, must be received before one minute following 11:59 p.m., New York City time, on Monday, June 26, 2023 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.
Stockholders holding their Common Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Common Shares. Stockholders who hold Common Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Common Shares through the nominees and not directly to the Depositary.
Signature Guarantees and Method of Delivery.   No signature guarantee is required if:
•
the Letter of Transmittal is signed by the registered holder of the Common Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Common Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution”, as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Common Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Common Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
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one of (a) certificates for the Common Shares or (b) a timely confirmation of the book-entry transfer of the Common Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

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one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message in the case of a book-entry transfer; and

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any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Common Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Common Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Common Shares, must be made to the Depositary and not to the Purchasers, the Information Agent, the Dealer Manager or the Book-Entry Transfer Facility.
ANY DOCUMENTS DELIVERED TO THE PURCHASERS, THE INFORMATION AGENT, THE DEALER MANAGER OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Book-Entry Delivery.   The Depositary will establish an account with respect to the Common Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Common Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Common Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Common Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
Guaranteed Delivery.   If you wish to tender Common Shares in the Offer and your certificates for Common Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:
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a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

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the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of two NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Common Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Common Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, electronic mail or mail before the Expiration Date.
Procedures for RSUs.   We are not offering, as part of the Offer, to purchase any RSUs or any other equity awards that have not yet vested, and tenders of such equity awards will not be accepted. However, holders of Common Shares that were issued upon the vesting of RSUs may tender such Common Shares in the Offer in accordance with the applicable procedure for tendering Common Shares.
Procedures for Class B Common Shares.   We are not offering, as part of the Offer, to purchase any outstanding Class B Common Shares, and tenders of Class B Common Shares will not be accepted. If you are a holder of Class B Common Shares, you may exchange your Class B Common Shares and tender any

Common Shares issued upon such exercise. You must exchange your Class B Common Shares in accordance with the Exchange Agreement to receive your Common Shares in order to tender them in the Offer.
Return of Unpurchased Common Shares.   If any tendered Common Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, certificates evidencing unpurchased or untendered Common Shares will be returned, without expense, to the tendering holder or, in the case of Common Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Common Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.
Determination of Validity; Rejection of Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Common Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We may delegate power in whole or in part to the Depositary. We reserve the absolute right to reject any or all tenders of any Common Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the applicable rules and regulations of the SEC, to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Common Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. No tender of Common Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Common Shares. None of the Purchasers, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of the foregoing incur any liability for failure to give any such notification.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Common Shares for such person’s own account unless, at the time of tender and at the Expiration Date, the person so tendering (1) has a “net long position” equal to or greater than the amount of Common Shares tendered in (a) Common Shares or (b) (i) other securities immediately convertible into, or exchangeable or exercisable for, Common Shares or (ii) any other right or option (other than a standardized call option) that entitles the holder thereof to acquire Common Shares, but only if the holder thereof reasonably believes that the maker or writer of the right or option has title to and possession of the Common Shares and upon exercise will promptly deliver the Common Shares (“Equivalent Securities”) and, upon acceptance of the tender, will acquire the Common Shares by conversion, exchange or exercise of such Equivalent Securities and (2) will deliver or cause to be delivered the Common Shares in accordance with the terms of the Offer. Exchange Act Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.
A tender of Common Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position”, within the meaning of Rule 14e-4 under the Exchange Act, in the Common Shares or Equivalent Securities at least equal to the Common Shares being tendered and (2) the tender of Common Shares complies with Exchange Act Rule 14e-4. Our acceptance for payment of Common Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.
A tender of Common Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Common Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Common Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Common Shares tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Lost or Destroyed Certificates.   Stockholders whose certificates for part or all of their Common Shares have been lost, destroyed or stolen may contact the Depositary at the toll-free number (800) 736-3001 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Common Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Common Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Purchasers, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.
Backup Federal Income Tax Withholding.   Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder (as defined in Section 12) should complete and sign an IRS Form W-9 as discussed in the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a non-U.S. Holder (as defined in Section 12) to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS. See “Backup Withholding” in the Letter of Transmittal for additional information.
Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Common Shares pursuant to the Offer are irrevocable. Common Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If after one minute following 11:59 p.m., New York City time, on Monday, July 24, 2023 we have not accepted for payment the Common Shares you have tendered to us, you may also withdraw your Common Shares at any time thereafter.
For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Common Shares to be withdrawn; and the name of the registered holder of the Common Shares to be withdrawn. If certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Common Shares to be withdrawn. If Common Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Common Shares in more than one group of Common Shares, the stockholder may withdraw Common Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. Neither the Purchasers nor the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Common Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.
If we extend the Offer, are delayed in our purchase of Common Shares or are unable to purchase Common Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Shares on our behalf, and the Common Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Common Shares that we have accepted for payment is limited by Exchange Act Rule 14e-1(c), which requires us to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.
5.
Purchase of Common Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment, and pay for (and thereby purchase), Common Shares properly tendered and not properly withdrawn. We intend to purchase up to 5,000,000 Common Shares and may increase the number of Common Shares accepted for payment in the Offer by no more than 2% of the outstanding Common Shares without extending the Offer.
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, Common Shares that are properly tendered and not properly withdrawn only if and when we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment, and pay the Purchase Price per Common Share for, all of the Common Shares accepted for payment in accordance with the Offer. In all cases, payment for Common Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:
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certificates for Common Shares or a timely confirmation of a book-entry transfer of Common Shares into the Depositary’s account at the Book-Entry Transfer Facility;

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a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

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any other documents required by the Letter of Transmittal.

We will pay for Common Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Common Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, we or the Depositary will determine the proration factor and pay for those tendered Common Shares accepted for payment promptly after the Expiration Date. Certificates for all Common Shares tendered and not purchased, including all Common Shares tendered at prices in excess of the Purchase Price and Common Shares not purchased due to proration, will be returned or, in the case of Common Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Common Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.
Under no circumstances will interest be paid on the Purchase Price for the Common Shares. In addition, if certain events occur, we may not be obligated to purchase Common Shares pursuant to the Offer. See Section 6.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Common Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Common Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.
6.
Conditions of the Offer.

The Offer is not conditioned on the receipt of financing. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Common Shares tendered, subject to Exchange Act Rule 14e-1(c), which requires us to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Common Shares in the Offer:
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less than 2,500,000 Common Shares have been properly tendered and not properly withdrawn prior to the Expiration Date (the “Minimum Tender Condition”);

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the waiting period applicable to the purchase of Common Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has not expired or been terminated;

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there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, to us or any of our affiliates, or to the Company or any of its subsidiaries, including any settlement by any court government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly: (i) make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) make the acceptance for payment of, or payment for, some or all of the Common Shares illegal or otherwise restrict or prohibit consummation of the Offer, delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Common Shares to be purchased pursuant to the Offer; or does or could materially and adversely affect the Company’s or its subsidiaries’ or its affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Common Shares pursuant to the Offer;

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there has occurred any of the following:

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any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

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the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, European Union or Bermuda, whether or not mandatory;

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the commencement, material escalation or worsening threat on or after May 26, 2023 of a war, armed hostilities, a national or international calamity, a nuclear, chemical, biological or cyber incident or attack or any other event with similar impact, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, including with respect to the novel coronavirus (“COVID-19”) pandemic, to the extent that there is any material adverse development related thereto on or after May 26, 2023, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic, which in our reasonable judgment is or may be materially adverse to us, our affiliates, the Company or its subsidiaries, or any other international or national crisis directly or indirectly involving the United States, the European Union or Bermuda;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States, the European Union or Bermuda;

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any change in the general political, market, economic or financial conditions, domestically or internationally, that we reasonably determine does or could materially and adversely affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries’ or its affiliates’ business or the trading in the Common Shares or otherwise materially impair the contemplated future conduct of the business of the Company or any of its principal subsidiaries or materially impair the benefits of the Offer to us;

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in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material escalation, acceleration or worsening thereof;

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we learn that any change or changes have occurred or are threatened in writing in the Company’s or its subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on the Company or any of its subsidiaries or affiliates or the benefits of the Offer to us; or

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any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion;

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there has occurred any decline of more than 10% in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Composite Index, NASDAQ Composite Index or the Standard and Poor’s 500 Index, as measured in each case from the close of business on May 25, 2023;

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after May 26, 2023, any other change, event or development has occurred or has been threatened or is reasonably anticipated by the Company that we reasonably determine does or could materially and adversely affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries or otherwise materially impair the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the benefit of the Offer to us;

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any person, entity or group (other than the Purchasers) has filed a Notification and Report Form under the HSR Act, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or a material portion of their respective assets or securities;

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after May 26, 2023, any tender or exchange offer with respect to the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries, has been proposed, announced or made by any person or entity; or

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we reasonably determine that the purchase of Common Shares pursuant to the Offer will cause either the Common Shares to be (i) held of record by less than 300 persons (if not already the case); (ii) delisted from the NYSE or (iii) eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, in each case, subject to the applicable rules and regulations of the SEC. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time, except as otherwise required by the applicable rules and regulations of the SEC. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Offer to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. See Section 13.
7.
Price Range of Common Shares.

The Common Shares are listed and traded on the NYSE under the trading symbol “MAX.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Common Shares reported on the NYSE:
	High	Low
Fiscal Year Ended December 31, 2021:
First Quarter	$64.11	$34.55
Second Quarter	$46.33	$32.96
Third Quarter	$41.29	$18.58
Fourth Quarter	$19.32	$14.41
Fiscal Year Ended December 31, 2022:
First Quarter	$16.55	$10.77
Second Quarter	$17.04	$8.58
Third Quarter	$12.68	$7.87
Fourth Quarter	$14.71	$8.85
Fiscal Year Ending December 31, 2023:
First Quarter	$16.23	$10.28
Second Quarter (through May 25, 2023)	$15.29	$5.36
On May 25, 2023, the last full trading day before the commencement of the Offer, the last closing sale price of the Common Shares on the NYSE was $7.60 per Common Share. Stockholders are urged to obtain current market quotations for the Common Shares.
8.
Source and Amount of Funds.

Assuming the maximum number of 5,000,000 shares are purchased in the Offer at the Purchase Price of $10.00, the aggregate purchase price would be $50 million. We intend to pay for the Common Shares and all fees and expenses applicable to the Offer with our available cash. White Mountains has sufficient cash on hand to fund the aggregate purchase price of the Offer, including all fees and expenses.
The Offer is not conditioned on the receipt of financing. The offer is subject to the satisfaction of the “Minimum Tender Condition” and to certain other conditions. See Section 6.

9.
Certain Information Concerning the Company.

The address of the Company’s principal executive offices is 700 South Flower Street, Suite 640, Los Angeles, California 90017, and its telephone number is (213) 316-6256. Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of the Purchasers, the Depositary, the Information Agent or the Dealer Manager takes responsibility for the accuracy or completeness of the information contained in such documents or records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Purchasers, the Depositary, the Information Agent and the Dealer Manager.
Availability of Reports and Other Information.   The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public on the SEC’s website at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and should not be considered to be a part of this Offer to Purchase.
10.
Certain Information Concerning Us.

White Mountains is an exempted company organized and existing under the laws of Bermuda whose principal businesses are conducted through its property and casualty insurance and reinsurance subsidiaries and affiliates. The business address of White Mountains is 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755, and their telephone number is (603) 640-2200.
WM Hinson is an exempted company organized and existing under the laws of Bermuda and a wholly owned subsidiary of White Mountains. The business address of WM Hinson is 26 Reid Street, Suite 601, Hamilton HM 11, Bermuda, and their telephone number is (441) 278-3160.
Past Contacts, Transactions, Negotiations and Agreements.
Tax Receivables Agreement:   In connection with the Company’s initial public offering (the “IPO”), White Mountains Investments (Luxembourg) S.à r.l, together with any of its permitted affiliate transferees (collectively, “White Mountains Investments”) and certain other investors entered into a tax receivables agreement (the “Tax Receivables Agreement”) with the Company related to the tax basis step-up of the assets of QL Holdings LLC and certain net operating losses of Guilford Holdings, Inc. (“Intermediate Holdco”), which is a wholly owned subsidiary of the Company and the owner of all Class A-1 units of QL Holdings LLC. Among other things, the Tax Receivables Agreement requires the Company to pay White Mountains Investments 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that the Company realizes (or is deemed to realize) as a result of the utilization of the net operating losses of Intermediate Holdco attributable to periods prior to the IPO and the deduction of any imputed interest attributable to the Company’s payment obligations under the Tax Receivables Agreement. As of April 5, 2023, the Company estimated that the amount of any such net operating losses was immaterial to the Company. In the past two years, White Mountains Investments has not received any payments through the Tax Receivables Agreement. White Mountains Investments is a subsidiary of White Mountains.
Registration Rights Agreement:   In connection with the IPO, White Mountains Investments entered into a registration rights agreement, dated as of October 27, 2020 (the “Registration Rights Agreement”), with the Company, to register for sale under the Securities Act of 1933, as amended (“Securities Act”), Common Shares beneficially held by White Mountains at the time of the IPO. Subject to certain conditions and limitations, the Registration Rights Agreement provides White Mountains Investments with certain rights, including demand registration rights, shelf registration rights and piggyback registration rights. The Registration Rights Agreement will not apply to any Common Shares acquired pursuant to this Offer.
Stockholders’ Agreement:   In connection with the IPO, White Mountains Investments, Insignia QL Holdings, LLC, Insignia A QL Holdings, LLC and any of their permitted affiliate transferees (collectively, “Insignia”), Mr. Yi, Mr. Nonko and Mr. Wang (collectively, the “Founders”), and each of the Founders’ respective holding vehicles, including OBF Investments, LLC, through which the Founders indirectly hold their investment stock and their respective permitted affiliate transferees, entered into a stockholders’ agreement, dated October 27, 2020 (the “Stockholders' Agreement”), with the Company. The Stockholders’ Agreement contains provisions related to the composition of the Company’s board of directors, the committees of the Company’s board of directors, and the Company’s corporate governance.
Under the Stockholders’ Agreement, White Mountains Investments and the other investors party to the Stockholders’ Agreement are collectively entitled to nominate a majority of the members of the Company’s board of directors. Specifically, for so long as White Mountains Investments beneficially owns at least 12.5% of the Company’s issued and outstanding Shares, White Mountains Investments will be entitled to nominate two directors to serve on the Company’s board of directors. When White Mountains Investments beneficially owns less than 12.5% but at least 5% of the Company’s issued and outstanding Shares, we will be entitled to nominate one director. White Mountains Investments has agreed in the Stockholders’ Agreement to vote for the nominees of the other Stockholders’ Agreement Parties. In addition, the Founders and Insignia have agreed to vote their shares in favor of White Mountains’ board nominees. As of March 24, 2023, based on the Company’s Proxy Statement, Mr. Yi beneficially owned approximately 2% of the outstanding Shares, OBF Investments, LLC beneficially owned approximately 6% of the outstanding Shares, Mr. Nonko beneficially owned approximately 7% of the outstanding Shares, Insignia beneficially owned approximately 14% of the outstanding Shares and Mr. Wang beneficially owned approximately 3% of the outstanding Shares. Accordingly, inclusive of the approximately 27% of outstanding Shares beneficially owned by White Mountains, a total of approximately 60% of the outstanding Shares of the Company are subject to the foregoing voting agreements.
Under the Stockholders’ Agreement and subject to the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and applicable law, for so long as White Mountains Investments and the other Stockholders’ Agreement Parties collectively own at least a majority of the issued and outstanding Shares, the following actions cannot be taken by the Company or any of its subsidiaries without the written consent of the holders of at least a majority of the issued and outstanding Shares beneficially owned by the Stockholders’ Agreement Parties: (i) change in control transactions; (ii) acquiring or disposing of assets or entering into joint ventures with a value in excess of $20 million; (iii) incurring indebtedness in an aggregate principal amount in excess of $20 million; (iv) authorizing or issuing equity securities of the Company or its subsidiaries other than pursuant to any approved equity incentive plans or arrangements or pursuant to the exchange agreement; (v) initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving the Company or any of the Company’s significant subsidiaries; (vi) making any material change in the nature of the business conducted by the Company or its subsidiaries; (vii) terminating the employment of the Company’s Chief Executive Officer or hiring a new Chief Executive Officer (subject to certain exceptions); (viii) engaging in certain transactions with affiliates (provided that the consent of the interested stockholder would not be required); (ix) increasing or decreasing the size of the Company’s board of directors; (x) authorizing Intermediate Holdco, as managing member of QL Holdings LLC, to approve or take certain actions; and (xi) electing to deliver cash consideration in connection with an exchange under the exchange agreement (provided that the consent of the interested stockholder would not be required) (collectively, the “Actions Requiring Principal Stockholder Approval”). Based on the Proxy Statement and the number of issued and oustanding Shares as of April 30, 2023, if we purchase more than approximately 3,750,000 Common Shares pursuant to the Offer and we transfer such Common Shares to White Mountains Investments or any of its subsidiaries, White Mountains Investments would beneficially own Shares that represent more than 50% of the Shares beneficially owned by the Stockholders’ Agreement Parties. In such event, White Mountains Investments’ written consent will be required for the Company to take any Actions Requiring Principal Stockholder Approval.
The Stockholders’ Agreement provides that White Mountains Investments and its affiliates will not have any duty to refrain from (i), directly or indirectly, engaging in the same or similar business activities or lines of business as the Company, including those business activities or lines of business deemed to be competing with the Company, or (ii) doing business with any of the Company’s clients, customers, or vendors. In the event that White Mountains Investments or any of its affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of the Company, White Mountains Investments has no duty to communicate or offer such corporate opportunity to the Company.

Other Past Contacts, Transactions, Negotiations and Agreements
Mr. Yi was elected to the board of directors of White Mountains on May 25, 2023. As a non-employee director of White Mountains, Mr. Yi will receive an annual cash retainer of $135,000 and an annual equity retainer of 180 common shares of White Mountains. Mr. Yi has served as a member of the Company’s board of directors since 2020 and has served as the Company’s (or its predecessor’s) Chief Executive Officer since June 2011. The Compensation Committee of the Company’s board of directors has approved compensation arrangements for Mr. Yi for 2023 of a base salary of $550,000, a target bonus of $550,000, in the form of 37,350 performance-based RSUs, and an equity award of 373,250 time-based RSUs (approximate value $5,500,000). As disclosed in the Company’s Proxy Statement, Mr. Yi has received compensation for such roles over the past two years. As part of his role with the Company, during the past two years, Mr. Yi may have engaged in discussions with other members of the Company’s management and board of directors, other stockholders of the Company and other interested parties that relate to the business, management, operations (including cost structure), assets, capitalization, financial condition, strategic plans, governance and board composition and the future of the Company. Mr. Yi is a party to the Tax Receivables Agreement, Registration Rights Agreement, Exchange Agreement and Stockholders’ Agreement.
As a result of this Offer, Rule 14e-2 promulgated under the Exchange Act requires, no later than ten business days from the date hereof, the board of directors of the Company to publish, send or give to security holders a statement disclosing whether the Company recommends acceptance or rejection of this Offer, expresses no opinion and is remaining neutral toward this Offer, or is unable to take a position with respect to the Offer. As a member of the board of directors of the Company, Mr. Yi may participate in such determination.
Other than as disclosed in this Section 10, none of the Purchasers, nor, to our knowledge after reasonable inquiry, any of the other persons listed on Annex A, has engaged in transactions or significant corporate events with the Company or its executive officers, directors or affiliates during the past two years.
Securities Ownership.   As of the date of this Offer to Purchase, the Purchasers beneficially own an aggregate of 16,939,998 Common Shares and no Class B Common Shares, or approximately 26.67% of the 63,525,648 issued and outstanding Shares as of April 30, 2023, according to the Company. White Mountains directly owns 900,000 Common Shares and White Mountains Investments directly owns the remaining 16,039,998 Common Shares.
The table below sets forth, based on our knowledge after reasonable inquiry, the beneficial ownership of the Common Shares of the persons listed in Annex A or any associate of the foregoing persons, as of the date of this Offer to Purchase.
Name	Common Shares Beneficial Ownership(1)	Beneficial Ownership Percentage of all Shares(2)
Steven Yi(3)	1,277,486	2.01%
Robert L. Seelig	9,000	0.01%
John Sinkus	750	>0.01%

(1)
Assuming the exchange of any Class B Common Shares beneficially owned, together with a corresponding number of Class B-1 units of QL Holdings LLC, on a share-for-share basis into shares of Common Shares.

(2)
Calculated based on 63,525,648 issued and outstanding Shares as of April 30, 2023, according to the Company.

(3)
OBF Investments, LLC a Nevada limited liability company (“OBF”) holds 3,923,885 shares of Class B Common Stock. OBF Investments is owned by trusts for the benefit of Mr. Yi and members of his family. Mr. Yi does not have any voting or dispositive control over the shares held by OBF. See Schedule 13D filed by OBF and its Manager, Jason Heiling, on June 25, 2021.

Except as described above, none of the Purchasers, any associate or majority-owned subsidiary thereof, nor, to our knowledge after reasonable inquiry, any of the other persons listed in Annex A or any associate or majority-owned subsidiary of any of the foregoing persons or entities, beneficially owns any Common Shares as of the date of this Offer to Purchase.
Security Transactions.   Based on our records and based on information provided to us by the persons listed on Annex A, neither we nor any associate or majority-owned subsidiary thereof, nor, to our knowledge after reasonable inquiry, any of the other persons listed in Annex A or any associate or majority-owned subsidiary of any of the foregoing persons or entities have effected any transactions involving Shares during the 60 days prior to the date hereof, except as described below. The terms “control” or “controlling” as used in the foregoing shall have the meaning ascribed to them in the Exchange Act.
•
On April 30, 2023, Mr. Yi acquired 153,146 Common Shares, which Common Shares were issued upon the vesting of RSUs. On the vesting date, the closing price per Common Share was $7.40.

•
On May 15, 2023, Mr. Yi acquired 18,293 Common Shares, which Common Shares were issued upon the vesting of RSUs. On the vesting date, the closing price per Common Share was $5.61.

The Stockholders’ Agreement Parties have agreed to vote their respective Shares in favor of the nominees for election to the board of directors of the Company that are proposed by the other Stockholders’ Agreement Parties. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase the full 5,000,000 Common Shares we are offering to purchase in the Offer, those Common Shares would represent approximately 11.20% of the issued and outstanding Common Shares and approximately 7.87% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 34.54% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 67.10% of the issued and outstanding Shares. Based on the number of issued and outstanding Shares as of April 30, 2023, according to the Company, if we purchase 2,500,000 Common Shares, the number of Common Shares required to be properly tendered and not properly withdrawn to satisfy the Minimum Tender Condition, those Common Shares would represent approximately 5.60% of the issued and outstanding Common Shares and approximately 3.94% of the issued and outstanding Shares, would increase White Mountains’ beneficial ownership and voting power to approximately 30.60% of the issued and outstanding Shares, and, if we transfer such purchased Common Shares to White Mountains Investments, would increase the voting power of the Stockholders’ Agreement Parties to approximately 63.16% of the issued and outstanding Shares. The completion of the Offer would result in the aggregate voting power of White Mountains increasing; however, the Offer will not result in new control rights for the Purchasers or the Stockholders’ Agreement Parties beyond those set forth in the Stockholders’ Agreement, as further described below. See Section 2.
Additional Information.   Certain information concerning (a) each executive officer and director of the Purchasers; (b) each person controlling the Purchasers; and (c) each executive officer and director of any corporation or other person ultimately in control of the Purchasers, as applicable, is set forth in Annex A to this Offer to Purchase. During the past five years, none of the Purchasers nor, to our knowledge after reasonable inquiry, any of the other persons listed in Annex A, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.
11.
Certain Legal Matters; Regulatory Approvals.

Other than the waiting period applicable to the purchase of Shares pursuant to the Offer under the HSR Act having expired or been terminated, we are not aware of any license or regulatory permit that is reasonably likely to be material to the Company’s business that might be adversely affected by our acquisition of Common Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares as contemplated by the Offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Common Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Common Shares if any of the conditions in Section 6 have occurred or are reasonably determined by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Common Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Common Shares tendered. See Section 6.
12.
Certain U.S. Federal Income Tax Consequences.

The following discussion describes certain U.S. federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined herein). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular stockholder or to stockholders subject to special rules (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who hold Common Shares as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction or other risk reduction strategy, persons who purchase or sell Common Shares as part of a wash sale for tax purposes, directors, employees, former employees or other persons who acquired their Common Shares as compensation, persons who acquired their Common Shares upon the exchange of Class B Common Shares, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income, or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under U.S. federal estate or gift tax laws. This summary assumes that stockholders hold the Common Shares as “capital assets” within the meaning of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.
As used herein, the term “U.S. Holder” means a beneficial owner of Common Shares that for U.S. federal income tax purposes is:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Common Shares that is neither a U.S. Holder nor a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Common Shares, and each partner in such partnership, should consult its tax advisors regarding the tax consequences of participating in the Offer.
Each stockholder is urged to consult its tax advisor as to the particular U.S. federal income tax consequences to such stockholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.
Non-Participation in the Offer.   The Offer will generally not give rise to any taxable transaction for U.S. federal income tax purposes to stockholders that do not tender any Common Shares in the Offer.
Consequences of the Offer to U.S. Holders.
The sale of Common Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss on the sale in an amount equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Common Shares sold therefor. Generally, a U.S. Holder’s tax basis in the Common Shares will be equal to the cost of the Common Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Common Shares exceeds one year as of the date of the exchange. Long-term capital gain of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
A U.S. Holder must calculate gain or loss separately for each block of Shares that he or she owns, and the gains and losses for each block may not be netted in determining overall gain or loss. A U.S. Holder may be able to designate which blocks and the order of such blocks of Common Shares to be tendered pursuant to the Offer.
Consequences of the Offer to Non-U.S. Holders.
Gain realized by a non-U.S. Holder on a sale of Common Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•
the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•
the Company’s Common Shares constitute “United States real property interests” by reason of the Company’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for the Company’s Common Shares.

A non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.
A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.
With respect to the third bullet point above, we believe that the Company’s Common Shares do not constitute “United States real property interests”. Therefore, no withholding should be required under these rules upon the exchange of Common Shares for cash pursuant to the Offer

Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of the Common Shares, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Federal Income Tax Withholding.   See Section 3 with respect to the application of backup U.S. federal income tax withholding.
To prevent backup withholding and possible penalties, each U.S. Holder should complete an IRS Form W-9 as described in the Letter of Transmittal. In order to qualify for an exemption from backup withholding, a non-U.S. Holder must submit a properly executed IRS Form W-8BEN, W-8BEN-E or other applicable form to the Depositary. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.
Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
13.
Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Common Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Common Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Common Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment, and not pay, for any Common Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Common Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Common Shares that we have accepted for payment is limited by Exchange Act Rule 14e-1(c), which requires us to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by increasing or decreasing the number of Common Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
If we materially change the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to security holders and investor response. In accordance with the foregoing view of the SEC and the applicable law and except as hereinafter provided, if, prior to the Expiration Date, we change the number of Common Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change is first published, sent or given to security holders, the Offer will be extended at least until the expiration of such tenth business day.
If, prior to the Expiration Date, we increase the consideration being paid for Common Shares, such increased consideration will be paid to all holders whose Common Shares are purchased in the Offer, whether or not such Common Shares were tendered before the announcement of such increase in consideration.
If we increase the number of Common Shares purchased in the Offer such that the additional number of Common Shares accepted for payment in the Offer does not exceed 2% of the outstanding Common Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.
14.
Fees and Expenses.

We have retained J.P. Morgan Securities LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive reasonable and customary fees for these services. We will also reimburse the Dealer Manager for its reasonable and documented out-of-pocket expenses incurred in connection with the Offer and indemnify the Dealer Manager against liabilities in connection with the Offer.
The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us and to our affiliates, and have received, or we expect will receive, customary compensation from us or these other persons or entities.
In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for its own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Common Shares in its proprietary accounts, and, to the extent it owns Common Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Common Shares pursuant to the Offer.
We have retained D.F. King & Co., Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent or the Dealer Manager as described above) for soliciting tenders of Common Shares pursuant to the Offer. Stockholders holding Common Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Common Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the

Purchasers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Common Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.
15.
Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Common Shares residing in that jurisdiction. In making the Offer, we will comply with the requirements of Rule 14d-10 under the Exchange Act.
You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by the Purchasers, the Depositary, the Information Agent or the Dealer Manager.
NONE OF THE WHITE MOUNTAINS PERSONS, THE INFORMATION AGENT, THE DEPOSITARY OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR COMMON SHARES. NONE OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND CAREFULLY READ AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF THE PURCHASERS, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER.
May 26, 2023

ANNEX A
CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS AND DIRECTORS OF THE PURCHASERS
The name and positions of (i) each executive officer and director of White Mountains Insurance Group, Ltd., an exempted company organized and existing under the laws of Bermuda (“White Mountains”), and WM Hinson (Bermuda) Ltd., an exempted company organized and existing under the laws of Bermuda and wholly owned subsidiary of White Mountains (“WM Hinson” and together with White Mountains, the “Purchasers”); (ii) each person controlling the Purchasers; and (iii) each executive officer and director of any corporation or other person ultimately in control of the Purchasers are set forth below. The following sets forth with respect to each of the individuals listed below such person’s (a) name, (b) citizenship, (c) current principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment or occupation is conducted and (d) material occupations, positions, offices or employment during at least the last five years, giving the starting and ending dates of each and the name and principal business and address of any corporation or other organization in which such occupation, position, office or employment was carried on. Each of the individuals listed below except for Mr. Pearson and Ms. Brown has a business address c/o White Mountains Insurance Group, Ltd., 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755, and their telephone number is (603) 640-2200. Mr. Pearson and Ms. Brown have a business address c/o White Mountains Insurance Group, Ltd., 26 Reid Street, Suite 601, Hamilton HM 11, Bermuda, and their telephone number is (441) 278-3160.
Within this Annex A, the term “White Mountains Organization” is used to refer to one or more entities within White Mountains’ consolidated group.

Name	Current Principal Occupation or Employment; Material Occupations, Positions, Offices or Employment During the Past Five Years; Citizenship
G. Manning Rountree
G. Manning Rountree is a citizen of the United States of America.
Mr. Rountree is the Chief Executive Officer of White Mountains and was appointed Chief Executive Officer effective March 2017. Mr. Rountree also serves as a Director of the Company and as a member of the Board’s Finance Committee. Mr. Rountree has been with the White Mountains Organization since 2004. Prior to his Chief Executive Officer appointment in 2017, Mr. Rountree served as President of White Mountains Capital and President of White Mountains Advisors.

Liam P. Caffrey
Liam P. Caffrey is a citizen of the United States of America.
Mr. Caffrey is an Executive Vice President and Chief Financial Officer of White Mountains. Mr. Caffrey has been with the White Mountains Organization since 2022. Prior to the White Mountains Organization, Mr. Caffrey served as Chief Executive Officer of Aon’s Global Affinity business (a company specializing in developing, marketing and administering customized insurance programs located at the Metropolitan Building, James Joyce Street, Dublin 1, Ireland D01 K0Y8). Mr. Caffrey joined Aon in 2012 as Chief Financial Officer of Aon Risk Solutions America and was later appointed Chief Financial Officer of Aon Risk Solutions globally.

Reid T. Campbell
Reid T. Campbell is a citizen of the United States of America.
Mr. Campbell is the President of White Mountains and has been with the White Mountains Organization since 1994. Prior to becoming President, Mr. Campbell served as Chief Financial Officer of White Mountains and as President of White Mountains Advisors, White Mountains’ in-house asset management operation, and held a variety of financial management positions with the company and its subsidiaries.

Michaela J. Hildreth
Michaela Hildreth is a citizen of the United States of America.
Ms. Hildreth is a Managing Director and the Chief Accounting Officer of White Mountains and has been with the White Mountains Organization since 2003.

Robert L. Seelig
Robert L. Seelig is a citizen of the United States of America.
Mr. Seelig is an Executive Vice President and the General Counsel of White Mountains and has been with the White Mountains Organization since 2002.

Margaret Dillon
Margaret Dillon is a citizen of the United States of America.
Ms. Dillon is a Director of White Mountains and serves as a member of the Compensation/Nominating and Governance Committee and the Audit Committee.

Peter M. Carlson
Peter M. Carlson is a citizen of the United States of America.
Mr. Carlson is a Director of White Mountains and serves as the Chair of the Audit Committee. Mr. Carlson has been the Chief Financial Officer of MiMedx Group (a company focused on advanced wound care and therapeutic biologics, located at 1775 West Oak Commons Ct. NE Marietta, GA 30062) since December 2019. Mr. Carlson formerly served as Executive Vice President and Chief Operating Officer of Brighthouse Financial (a U.S. annuity and life insurance company that spun off from MetLife, located at 11225 North Community House Road, Charlotte, North Carolina) from 2017 to 2018. Mr. Carlson serves as a Trustee of Wake Forest University (a private university, located at 1834 Wake Forest Rd, Winston-Salem, NC 27109).

Name	Current Principal Occupation or Employment; Material Occupations, Positions, Offices or Employment During the Past Five Years; Citizenship
Philip A. Gelston
Philip A. Gelston is a citizen of the United States of America.
Mr. Gelston is a Director of White Mountains and serves as the Chair of the Compensation/Nominating and Governance Committee. Mr. Gelston joined Cravath, Swaine & Moore LLP (a law firm, located at 825 Eighth Avenue, New York, NY 10019) in 1978, became a partner in 1984, and retired in December 2017. Mr. Gelston is currently a member of Cravath’s Office of General Counsel. Mr. Gelston also serves as a Trustee for the Friends of Democracy Prep New York Charter Schools (a charter school, located at 1767 Park Avenue, 5th Floor New York, New York 10035).

Suzanne F. Shank
Suzanne F. Shank is a citizen of the United States of America.
Ms. Shank is a Director of White Mountains and serves as a member of the Compensation/ Nominating & Governance Committee and the Finance Committee. Ms. Shank is the President, CEO and co-founder of Siebert Williams Shank & Co., LLC (formerly Siebert Cisneros Shank & Co., LLC) (a full service investment banking and financial services company established in 1996, located at 100 Wall Street, 18th Floor, New York, NY 10005). Ms. Shank serves as Board Member of Skillman Foundation (a private philanthropy, located at 100 Talon Centre Dr., Suite 100, Detroit, Michigan 48207), Kresge Foundation (a private philanthropy, located at 3215 W. Big Beaver Road, Troy, MI 48084), Spelman College (a private, historically black, women’s liberal arts college, located at 350 Spelman Ln SW, Atlanta, GA 30314) and Global Citizen (an international education and advocacy organization, located at 740 Broadway, Suite 400, New York, NY, 10003).

Mary C. Choksi
Mary C. Choksi is a citizen of the United States of America.
Ms. Choksi is a Director of White Mountains and serves as the Chair of the Finance Committee. Ms. Choksi is a Founding Partner (and Senior Managing Director/Senior Advisor until February 2017) of Strategic Investment Group (an investment management enterprise, located at 1001 Nineteenth Street North, 17th Floor Arlington, VA 22209). Ms. Choksi served as a director of Avis Budget Group (a car rental agency holding company, located at 6 Sylvan Way Parsippany, NJ) from 2007 until 2020. Ms. Choksi currently serves as a director of Omnicom, Inc. (a global media, marketing and global communications company, located at 280 Park Avenue, New York, NY) and as a trustee of various mutual funds in the Franklin Templeton Funds family (asset management and mutual funds, located at 300 S.E. 2nd Street, Fort Lauderdale, FL 33301).

Weston M. Hicks
Weston M. Hicks is a citizen of the United States of America.
Mr. Hicks was appointed Chairman of the Board of White Mountains in May 2023 and is a Director of White Mountains. Mr. Hicks served as President & Chief Financial Officer of Alleghany Corporation (an investment holding company, located at 1411 Broadway, 34th Floor, New York, New York 10018) from 2004 to 2021. Mr. Hicks served as a director of Alleghany Corporation from 2004 to 2021.

Name	Current Principal Occupation or Employment; Material Occupations, Positions, Offices or Employment During the Past Five Years; Citizenship
David A. Tanner
David A. Tanner is a citizen of the United States of America.
Mr. Tanner is a Director of White Mountains and serves as a member of the Audit Committee and Finance Committee. Mr. Tanner was appointed Deputy Chairman of the Board in February 2020. Mr. Tanner is a Managing Director of Three Mile Capital LLC (a private investment company, located at 1330 Avenue of the Americas 22nd Floor, New York, NY 10019). Mr. Tanner serves as Chairman of the Board of the New York University School of Law (a private law school, located at 40 Washington Sq. South, New York, NY 10012), Trustee of New York University (a private research university, located at 726 Broadway, 3rd Floor, New York, NY 10003), Trustee and Chair Emeritus of Montefiore Medicine Academic Health System (an academic research hospital system, located at 111 East 210th Street, Bronx, NY 10467), Director of Lawyers for Children (a legal advocacy organization, located at 110 Lafayette Street, 8th Floor, New York, NY 10013), Director of The Carroll and Milton Petrie Foundation (a private philanthropy, located at 41 Flatbush Ave, 2nd floor, Brooklyn, NY 11217), Trustee of Central Synagogue (a religious organization, located at 652 Lexington Ave, New York, NY 10022) and a member of the Council on Foreign Relations (a private think tank, located at 1777 F Street, NW, Washington, DC 20006).

Steven M. Yi	Steven M. Yi is a citizen of the United States of America. Mr. Yi is a Director of White Mountains. Mr. Yi founded MediaAlpha, Inc. and has served as the Chief Executive Officer since 2011.
Kevin Pearson
Kevin Pearson is a citizen of the United Kingdom and Ireland.
Mr. Pearson is a Director and the President of WM Hinson. Mr. Pearson was appointed President of HG Re Ltd. in July 2012 and was appointed a vice president of White Mountains in 2016.

Lysa Brown	Lysa Brown is a citizen of Canada. Ms. Brown is a Director, Vice President and the Chief Accounting Officer of WM Hinson. Ms. Brown has been with the White Mountains Organization since 2004.
John Sinkus	John G. Sinkus is a citizen of the United States of America. Mr. Sinkus is a Director and Vice President of WM Hinson. Mr. Sinkus has been with the White Mountains Organization since 2002.

The Letter of Transmittal, any certificates for Common Shares, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Common Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Common Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Common Share certificates will not be accepted.
The Depositary for the Offer is:
By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: MAXX P.O. Box 43011 Providence, Rhode Island 02940	By Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: MAXX 150 Royall Street, Suite V Canton, Massachusetts 02021
Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. KING & CO., INC.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll Free: (877) 896-3199
Banks and Brokers Call: (212) 269-5550
Email: max@dfking.com
The Dealer Manager for the Offer is:
J.P. Morgan
J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179
Call Toll-Free: (877) 371-5947